SUB-ITEM 77C:
Matters Submitted to a Vote of Security Holders

A Special Meeting of the shareholders (the Meeting) of each series of RidgeWorth Funds (the Trust) was held on May 9, 2017. The details of the voting with respect to the Proposal are shown below. The
Proposal received the required number of affirmative votes for approval.

The May 9, 2017 Meeting was held to consider and act on the following proposal:

Proposal: To approve The Agreement and Plan of Reorganization by and among RidgeWorth Funds on behalf of the acquired Fund Virtus Asset Trust on behalf of the corresponding acquiring fund RidgeWorth Capital Management
 LLC and Virtus Investment Partners Inc.


                             Affirmative  Objecting  Abstaining  Uninstructed
Innovative Growth Stock Fund      727,197      4,085      12,281       79,947
International Equity Fund       4,732,286      9,062      22,792            -
Conservative Allocation Strategy1,306,703    15,983       46,187      491,036
Growth Allocation Strategy      2,291,153         -        8,168            -
Seix Corporate Bond Fund        1,259,034     8,513       32,234            -
Seix Floating Rate High Income Fund
                              341,966,628 4,370,147    3,421,870            -
Seix Georgia Tax-Exempt Bond Fund
                                7,213,225   125,065        3,029            -
Seix High Grade Municipal Bond Fund
                                3,363,337    70,771       34,596      883,894
Seix High Yield Fund           33,903,148   442,753      590,194      989,332
Seix Investment Grade Tax-Exempt Fund
                               25,551,400   130,743      121,514    4,005,965
Seix Limited Duration Fund        676,439         -            -            -
Seix North Carolina Tax-Exempt Bond Fund
                                2,092,956    27,358       12,542            -
Seix Short-Term Municipal Bond Fund
                                1,915,322    22,805        4,613            -
Seix U.S. Government Securities Ultra-Short Bond
Fund
                               75,510,428  2,698,602   1,053,985            -
Seix Ultra-Short Bond Fund      7,683,261    32,555       45,203            -
Seix Virginia Intermediate Municipal Bond Fund
                                4,420,620     28,181      48,370            -